PACIFIC CAPITAL U.S. GOVERNMENT SECURITIES CASH ASSETS TRUST
                         AMENDMENT OF ADVISORY AGREEMENT








         THIS AGREEMENT, made as of June 10, 2006 by and between PACIFIC CAPITAL U.S. GOVERNMENT SECURITIES CASH ASSETS TRUST (the "Trust"), a Massachusetts business trust which is registered under the Investment Company Act of 1940 (the "Act") as an open-end, non-diversified management investment company, and ASSET MANAGEMENT GROUP of BANK OF HAWAII (the "Adviser"), a Delaware limited liability company, 380 Madison Avenue, Suite 2300, New York, New York 10017,

                              W I T N E S S E T H :

         WHEREAS, the Trust and the Adviser are parties to an Advisory Agreement (the "Agreement") made as of March 22, 1996 with respect to services to the Trust, the Adviser having succeeded by merger to the rights, duties and obligations of its predecessor in interest effective September 30, 1997; and

         WHEREAS, the Trust and the Adviser wish to amend the Agreement in a manner authorized by the Board of Trustees of the Trust at a meeting called and held for the purpose on June 10, 2006;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Amendment Subsection (iv) of Section 3 of the Agreement is amended by deleting the words "and expenses" therefrom and adding at the end thereof the phrase "and expenses of all its Trustees" so that it shall read in its entirety as follows:

(iv) compensation of its Trustees other than those affiliated with the Adviser or such sub-adviser, administrator or principal underwriter and expenses of all its Trustees;

         2. Continuance of Agreement In all other respects, the Agreement is hereby confirmed.


         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                             PACIFIC CAPITAL U.S. GOVERNMENT
                                      SECURITIES CASH ASSETS TRUST




                                    By  -----------------------------



ATTEST:                             ASSET MANAGEMENT GROUP of
                                    BANK OF HAWAII




                                    By: -----------------------------